Exhibit 99.1

INCIDENT AT DSM FACILITY TO IMPACT MARTEK’S Q3 FY 2004 FINANCIAL RESULTS

COLUMBIA, MD — May 17, 2004: Martek Biosciences Corporation (NASDAQ: MATK) today commented on the impact of an incident which occurred on Sunday at the Belvidere, New Jersey manufacturing plant of DSM, a key supplier to Martek. The incident, which involved a fire in an outside dust collection unit, has temporarily shutdown the ARA production line at the Belvidere facility. DSM is still evaluating the extent of damage to the drying equipment and the impact on output, but initial estimates, pending this evaluation, are that the line could be down for a period of weeks. The resultant production loss of ARA will cause a reduction in revenue to Martek during the 3rd quarter of fiscal year 2004, which commenced on May 1, 2004, that is currently estimated to be from $5 — $10 million. The final impact on Martek’s revenue will be determined once the extent of equipment damage is further assessed in the next several days.

Martek Biosciences Corporation develops, manufactures and sells products from microalgae. The Company’s products include: (1) specialty, nutritional oils for infant formula that aid in the development of the eyes and central nervous system in newborns; (2) nutritional supplements and food ingredients that may play a beneficial role in promoting mental and cardiovascular health throughout life; and (3) new, powerful fluorescent markers for diagnostics, rapid miniaturized screening, and gene and protein detection.

This press release contains forward-looking statements regarding Martek’s operations. Such statements involve risks and uncertainties that could cause future actual results to differ due to a variety of risk factors, including without limitation those factors set forth in Martek’s filings with the Securities and Exchange Commission.